                                                                  EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 29, 1996 in the Registration Statement (Form S-3 No. 333-__________) and related Prospectus of Fairfield Communities, Inc. for the registration of 2,300,000 shares of its common stock.

     We also consent to the incorporation by reference therein of our report dated January 29, 1996 with respect to the consolidated financial statements and schedule of Fairfield Communities, Inc. and subsidiaries included or incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1995, filed with the Securities and Exchange Commission.





                                       ERNST & YOUNG LLP

Little Rock, Arkansas
October 24, 1996